Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Al Galgano • 952-224-6096 • al.galgano@spok.com

Spok Announces Strategic Realignment and Prioritization Plan to Maintain Long-Term Profitability and Sustainable Growth

•	After a thorough strategic review, Spok is reducing operating expenses, delivering in excess of $6.0 million in anticipated annual cost savings, along with an approximately 10% workforce reduction.

•	Spok will focus on leveraging AI enhancements to Spok Care Connect® Suite, which includes Spok® Console, Spok® Messenger, and Spok Mobile® as well as prioritizing its best-in-class Wireless service offering and go-to-market activities.

Plano, TX (April 14, 2026) — Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in healthcare communications, today announced a strategic realignment designed to reduce costs and sharpen operational focus across its go-to-market functions. These actions will enable the Company to direct resources toward continued investment in its Care Connect Suite and artificial intelligence initiatives, while sustaining its commitment to returning cash to stockholders.

“After extensive analysis by our management team and advisors, and with the support of our Board, we are confident that this strategic shift will create significant value for stockholders, while continuing both our investment in our Care Connect Suite and our quarterly dividend, which represents a yield in excess of 10% relative to market,” said Vincent D. Kelly, president and chief executive officer of Spok Holdings, Inc. “While any reduction of our leadership team and employee base is a difficult decision, shifting customer preferences has required us to find new ways of driving productivity and efficiency, maintaining profitability, and streamlining our organizational structure to align with our commitments to our customers and stockholders. This includes implementing artificial intelligence technologies to further optimize our processes and workflows, both internally and externally. As part of this realignment, we are consolidating our executive team for efficiency. Michael Wallace, our chief operating officer, will take on the additional role of chief financial officer. Mike has been with Spok since 2017 and served as the Company’s chief financial officer from 2017 to 2022.”

As part of the plan to realign and streamline its leadership structure, the Company will eliminate approximately 10% of its workforce, which it expects will reduce headcount-related expenses (excluding stock-based compensation) and other operating expenses by over $6.0 million on an annualized basis. The Company estimates that it will incur restructuring charges (excluding stock-based compensation) of approximately $1.6 to $2.0 million, primarily in the second and third quarters of 2026, in connection with the implementation of the plan—principally in the form of cash expenditures for one-time employee benefits and severance payments—and expects the restructuring charges to be substantially complete by the third quarter. These estimates are subject to a number of assumptions, and actual results may differ materially. The Company may incur additional charges or cash expenditures not currently contemplated due to unanticipated events arising from the implementation of the plan. The Company intends to exclude restructuring charges from its non-GAAP financial measures, including Adjusted EBITDA and adjusted operating expenses.

“Having been a part of the Spok team for the past nine years, including serving as the Company’s chief financial officer for the first five years of my tenure, I understand the tremendous potential of Spok’s best-in-class product platform,” said Michael Wallace, chief operating officer. “In assuming the chief financial officer responsibilities, I will remain laser-focused on creating additional efficiencies within our operating platform.”

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About Spok

Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Plano, Texas, is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Care Connect® platform to enhance workflows for clinicians and support administrative compliance. Our customers send over 70 million messages each month through their Spok® solutions. Spok enables smarter, faster clinical communication. For more information, visit spok.com.

Spok is a trademark of Spok Holdings, Inc. Spok Care Connect and Spok Mobile are trademarks of Spok, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act

Statements contained herein which are not historical fact, such as statements regarding our future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause our actual results to be materially different from the future results expressed or implied by such statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, our ability to manage wireless network rationalization to lower costs without disrupting service to our customers; our ability to retain key management personnel and attract and retain talent; the productivity of our sales organization and our ability to deliver effective customer support; our ability to identify, finance, consummate, and successfully integrate potential acquisitions and achieve their expected benefits; economic conditions, such as recessionary cycles, the impact of trade disputes, tariffs and other trade protection measures, higher interest rates, inflation, and higher unemployment levels; risks related to our overall business strategy, including maximizing revenue and cash generation from our established businesses and returning capital to stockholders through dividends and share repurchases; competition from new technologies or those offered and/or developed by firms that are substantially larger and have significantly greater financial and human capital resources; continuing decline in the number of paging units in service and commensurate wireless revenue; our ability to address changing market conditions with new or revised software solutions; undetected defects, bugs, or security vulnerabilities in our products; our dependence on the United States healthcare industry; long sales cycles for our software solutions and services; our reliance on third-party vendors for wireless paging equipment; our ability to maintain successful relationships with channel partners; our ability to protect our intellectual property rights and the potential for material litigation claiming intellectual property infringement; our use of open source software, third-party software, and other intellectual property; our reliance on data centers and other IT systems, hardware, software, satellite networks, and telecommunications infrastructure provided by third parties; cyberattacks, data breaches, system disruptions, or other compromises to our IT systems or those of critical third parties; our ability to realize benefits from deferred income tax assets; future impairments of long-lived assets or goodwill; risks related to data privacy and protection laws and regulations; and our ability to manage changes in regulation affecting hospitals and the healthcare industry, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.